Exhibit 99.5

July 23, 2024

To: Pyro AI Inc. (the “Company”)

Unit 901, 9thth Floor, Capital Centre

151 Gloucester Road

Wan Chai, Hong Kong

RE: Legal Opinions

Dear Sirs/Madams,

1. Introduction

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We are acting as the PRC counsel of Pyro AI Inc. (the “Company”) in connection with (a) the proposed initial public offering (the “Offering”) of ordinary shares by the Company as set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”)，filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’ s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

2. Documents

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

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Other than the Reviewed Documents which we have reviewed for the purpose of this letter, we have not reviewed any other document or carried out any other enquiries or investigation (including without limitation, any due diligence on the business and operations of the Company) for the purposes of giving this letter. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us or any information not disclosed to us that may, if so reviewed by or disclosed to us, require us to vary or amend this letter or make any further inquiry or investigation which would, in our judgement, be necessary or appropriate, for the purposes of expressing the opinions set forth.

3. Assumptions

In rendering the opinions expressed below, we have assumed (without making any investigation):

(a) the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b) the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the Company as they were presented to us;

(c) that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d) in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e) that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

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(f) with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

4. Opinion

(1) On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC.

According to Article 2 of the Trial Measures, indirect overseas issuance and listing of domestic enterprises refers to the overseas issuance and listing of enterprises with main business activities in China, in the name of enterprises registered overseas, based on the equity, assets, income or other similar rights and interests of domestic enterprises. At the same time, the Trial Measures further clarify the situation of indirect overseas listing:

(a) The operating revenue, total profit, total assets, or net assets of domestic enterprises in the most recent fiscal year, with any indicator accounting for more than 50% of the issuer’s audited consolidated financial statements for the same period;

(b) The main links of business activities are carried out within China, or the main premises are located within China, or the majority of senior management personnel responsible for business management are Chinese citizens or have their habitual residence within China.

The above conditions must be met simultaneously to be recognized as indirect overseas listing; But it also stipulates that indirect overseas listing should be recognized based on the principle of substance over form.

According to the provisions of the Trial Measures, for those directly listed overseas, the issuer shall file a record with the China Securities Regulatory Commission. For indirect overseas listing, the issuer shall designate a major domestic operating entity as the domestic responsible person and file with the China Securities Regulatory Commission.

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In addition, the trial measures also stipulate that domestic enterprises that fail to fulfill the required filing, false records, or misleading statements shall be ordered by the China Securities Regulatory Commission to make corrections, given a warning, and fined between 1 million and 10 million yuan; warn the directly responsible person and impose a fine of not less than 500000 yuan but not more than 5 million yuan. If the controlling shareholder or actual controller of a domestic enterprise organizes or instructs, a fine of not less than 1 million yuan but not more than 10 million yuan shall be imposed.

At the same time, according to the trial measures, if it is found that the overseas issuance and listing do not meet the filing conditions before being listed, domestic enterprises should be required to suspend or terminate the overseas issuance and listing. If the filing has already been made, the filing can be revoked.

To the best of our knowledge，as confirmed by the Company： (i) they currently do not have, nor do they currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) they are not controlled by any PRC entity or individual; (iii) they do not have any operation in the PRC, nor do they have any partnership or cooperation with any PRC entity or individual; (iv) they does not collect any specific personal information of users, and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC; (v) the operating subsidiary is incorporated in Hong Kong and operates in Hong Kong, and its officers and all members of the Board are based in Hong Kong and are not Mainland China citizens; (vi) no revenue of the company and its operating subsidiary is generated from the PRC;and (vii) CAC and other PRC governmental agencies or administration have not contacted them in connection with the Company’s proposed listing on the Nasdaq Capital Market.

Accordingly, we are of the opinion that the Company is not considered a domestic enterprise under the Trial Measures. The trial measures do not apply to the Company, and its listing on NASDAQ does not require fulfill the filing procedure to the CSRC.

(2) Given that (i) the Measures for Cybersecurity Review provides that network platform operators and operators of critical information infrastructure shall subject to cybersecurity review under certain circumstances; (ii) the Article 4 of Personal Information Protection Law clearly defines personal information; To the best of our knowledge after due inquiry and as confirmed by the Company, as of the date of this Opinion, (i) tthe Company does not collect any specific personal information of users, (ii) the Company is not recognized as an “operator of critical information infrastructure” by any authentic authority.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to obtain permission from the CAC, to conduct its operations and the Offering.

The above analysis has not been confirmed with the CSRC.

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5. Qualifications

This Opinion is further subject to the following qualifications:

(a) This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(b) the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c) this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d) this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(e) This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(f) Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Governmental Agencies.

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(g) except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

(h) if a person for whose benefit our letter is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this letter, that person may not rely on this letter in relation to that statement or omission and should seek legal advice on the specific matter concerned.

6. We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising PRC law in PRC.

7. This Opinion is given for the benefit of the addressee hereof. According to the Administrative Measures on the Engagement of Law Firms for Securities Services issued by the Ministry of Justice of the PRC and the CSRC on 9 March 2007, the same law firm shall not concurrently issue legal opinions for the issuer and underwriter for the same securities issue. So under no circumstances shall the underwriter be permitted to use or rely on any statement of opinion or fact set out in the Opinion.

8. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guangdong Wesley Law Firm

Guangdong Wesley Law Firm

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